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                                                                    Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement No. 333-66953 of Bradlees, Inc., Bradlees Stores, Inc., and New Horizons of Yonkers, Inc. of our report dated March 20, 1997 (February 16, 1999 with respect to Note 17) on Bradlees, Inc.'s consolidated statements of operations, stockholders' equity (deficiency), and cash flows (which expresses an unqualified opinion and includes explanatory paragraphs relating to (a) the Company filing for reorganization under Chapter 11 of the Federal Bankruptcy Code and (b) the Company's 1996 loss from operations and stockholders' deficiency, which raise substantial doubt about the Company's ability to continue as a going concern) appearing in the prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such prospectus.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 13, 1999